Exhibit 1.2

AMENDMENT NO. 8 TO PURCHASE AND SALE AGREEMENT

AMENDMENT NO. 8, dated as of October 24, 2012 (this “Eighth Amendment”), to the Purchase and Sale Agreement, dated as of September 4, 2012, as amended by that certain Amendment No. 1 to the Purchase and Sale Agreement, dated as of September 10, 2012, that certain Amendment No. 2 to the Purchase and Sale Agreement, dated as of September 21, 2012, that certain Amendment No. 3 to the Purchase and Sale Agreement, dated as of September 28, 2012, that certain Amendment No. 4 to the Purchase and Sale Agreement, dated as of October 3, 2012, that certain Amendment No. 5 to the Purchase and Sale Agreement, dated as of October 12, 2012, that certain Amendment No. 6 to the Purchase and Sale Agreement, dated as of October 19, 2012, and that certain Amendment No. 7 to the Purchase and Sale Agreement, dated as of October 23, 2012 (as amended, the “Agreement”), by and between the sellers identified therein (the “Sellers”) and American Campus Communities Operating Partnership LP, a Maryland limited partnership (the “Buyer”). Capitalized terms used and not otherwise defined herein have the meaning set forth in the Agreement.

WHEREAS, the Sellers and the Buyer are parties to the Agreement;

WHEREAS, the Sellers and the Buyer wish to amend the Agreement in certain respects, as hereinafter set forth; and

NOW, THEREFORE, the Sellers and the Buyer, intending to be legally bound, hereby agree as follows:

1. Inspection Period. In accordance with Section 7.1(b) of the Agreement, the Buyer hereby notifies the Sellers that the Buyer approves and is satisfied with its inspection of the Properties, the Targets and their Subsidiaries. Pursuant to Section 7.1(b) of the Agreement, the Inspection Period is therefore terminated as of the date hereof and, in accordance with Section 2.2 of the Agreement, the Deposit Escrow Amount has become non-refundable to the Buyer, except as otherwise expressly set forth in the Agreement. Pursuant to Section 2.4(c) of the Agreement, the parties acknowledge that none of the Properties of the REIT II Sellers became a Withdrawn Property prior to the expiration of the Inspection Period. The Sellers right to terminate the Agreement pursuant to Section 2.4(c) and Section 10.1(e) thereof is therefore terminated as of the date hereof.

2. K&D Agreements. An executed copy of the K&D Agreement is attached hereto as Exhibit 1, and such agreement is acceptable to the Buyer. The parties acknowledge that the last sentence of Section 5.2(b) of the Agreement is therefore of no further force or effect.

3. REIT II Preferred Shareholders. Pursuant to Section 5.10(a) of the Agreement, the Buyer hereby notifies the Sellers that the Buyer would like to retain the REIT II Preferred Shareholders as shareholders of REIT II. The parties agree that the Buyer shall receive a credit to the Purchase Price at the Initial Closing of $146,300, which represents the cost to be incurred by the Buyer to redeem all of the issued and outstanding shares of REIT II preferred stock held by the REIT II Preferred Shareholders, calculated as if such redemption occurred on the Initial Closing Date.

4. Purchase Price. Section 2.1(a) of the Agreement is amended by deleting “846,250,000” and replacing it with “838,750,000.”

5. Indemnification. The following is added as new Section 9.2(e) and (f) of the Agreement:

“(e) the matter described in Section 3.10 of the Seller Disclosure Schedule; or

(f) any obligation under Section 9.3 of the K&D Agreement related to any matter or event that occurred prior to the Closing Date applicable to the Kennesaw Property and the Durham Property.”

6. Allocations. Section 6.11 of the Agreement is amended by deleting the phrase “ During the Inspection Period” and replacing it with “Prior to the Initial Closing.”

7. Additional Conditions to the Closing as to Individual Properties.

(a) Tampa Ground Lease. With respect to the Property referred to as “The Province-Tampa,” the Sellers shall deliver a fully executed estoppel letter relating to the Agreement of Ground Lease, dated as of May 15, 2008, between Sweetwell Land LLC, as landlord, and University Residences-Tampa, LLC, as tenant, as amended, substantially in the form attached hereto as Exhibit 2, including the joinder thereto by State Life Insurance Company, as fee mortgagee.

(b) Assignment of Baton Rouge Use Covenant. With respect to the Property referred to as “The Cottages of Baton Rouge,” the Sellers shall deliver a fully executed assignment from Capstone, as assignor, to Baton Rouge I, LLC, as assignee, of the right to enforce the “Use Covenant” set forth in paragraph 1 of Exhibit “D2” of the Reciprocal Predial Servitude Agreement With Restrictive Covenants, dated November 18, 2009, between CDC-Baton Rouge, LLC and University PUD, L.L.C., in substantially the form attached hereto as Exhibit 3.

(c) Satisfaction of Encumbrances. The Sellers shall satisfy and remove of record each of the following Encumbrances and agree that none of the following shall be a Permitted Encumbrance:

(i) APKSHV Lubbock, LP – Financing Statement filed by Mutual of Omaha Bank;

(ii) Breckenridge Group LSU, LL – Financing Statement filed by Arvest Bank;

(iii) W27 Place Properties LLC – Financing Statement of KeyBank National Association (No. 117287147644); and

(iv) Greensboro Properties I, LLC – Lien of the City of Greensboro for unpaid water bill of $354.68.

(d) Notice Under Environmental Covenant. With respect to the Property referred to as “The Province-Louisville,” the Sellers shall provide timely notice as required under Section 4.B of the Environmental Covenant, dated June 4, 2008, made by University Residences-Louisville, LLC related to a transfer of an interest in such Property.

If any of the foregoing conditions set forth in this Section 7 are not satisfied at the Initial Closing (or the applicable Deferred Closing with respect to any Property specified above), such Property shall be, at the Buyer’s election, a Withdrawn Property.

8. W27th Place Leases. If either the Retail Lease between W27 Place Properties LLC, as landlord, and (a) VIBRIDA QSR, Inc., as tenant, in connection with a Wingstop restaurant, or (b) Mr. Ming Xu, as tenant, in connection with a Fresh retail store, has not been executed and delivered by such tenant at the Initial Closing (or the Deferred Closing with respect to such Subsidiary), or has been executed as of such Closing but such tenant has the right to terminate such Retail Lease pursuant to the terms thereof as a result of the failure of any condition to the effectiveness thereof, the Buyer shall receive a credit to the Purchase Price payable at such Closing in the amount of $3,100,000 and $300,000, respectively.

9. Rental Covenant and Guaranty.

(a) Covenant. Between the date hereof and the Initial Closing (and until the applicable Deferred Closing with respect to any Targets or Properties subject to a Deferred Closing), the Sellers shall cause each Target and Subsidiary not to and shall not permit any Target or Subsidiary (other than with respect to any of the REIT II Excluded Assets) to enter into any Residential Lease for the 2013/2014 academic year other than with a rental rate provided in writing by the Buyer to the Sellers; provided, however, that if the foregoing rental rates provided by the Buyer would result in the aggregate Net Student Rent for all of the Properties being less than 98% of the amount set forth on Exhibit 4 for “Aggregate for All Properties,” the Buyer shall, within three Business Days thereafter, fund an additional Deposit of $10,000,000 by wire transfer of immediately available funds in United States dollars in escrow with the Deposit Escrow Agent, to be held by the Deposit Escrow Agent in accordance with the terms and conditions of the Agreement and the Deposit Escrow Agreement, which amount shall be an addition to the Deposit and the Deposit Escrow Amount for all purposes under the Agreement; provided, further, that in no event may the foregoing rental rates provided by the Buyer result in the aggregate Net Student Rent for all of the Properties being less than 95% of the amount set forth on Exhibit 3 for “Aggregate for All Properties.”

(b) Rental Guaranty. With respect to each of the Properties referred to as “The Province-Dayton” and “The Province-Rochester,” if the applicable Net Student Rent as of September 15, 2013 is less than the applicable Net Rent Threshold, the amount of the shortfall (up to the applicable Shortfall Limit listed on Exhibit 3) shall be paid to the Buyer within 30 days of written notice from the Buyer to the Sellers, together with a rent roll as of September 15, 2013 certified by the Buyer to be true, complete and correct as of such date.

(c) Definitions. For purposes of this Section 9, “Net Rent Threshold” means for each Property listed on Exhibit 4, the amount listed next to its name thereon; “Net Student Rent” means the aggregate annualized rent under executed Residential Leases under which the tenant has made a payment of at least one month’s rent, inclusive of gifts, bonuses, free rent, rebates, provisions of additional services or other concessions (whether granted at, before or after the time of execution of the Residential Leases), but excluding parking income; and “Residential Rental Shortfall” means the amount by which the aggregate Net Student Rent on September 15, 2013 for each Property listed on Exhibit 4 is less than the applicable Net Rent Threshold.

10. Capital Improvements. Prior to the Initial Closing (or the Deferred Closing with respect to a Property listed on Exhibit 5), the Sellers shall complete each of the capital improvements described on Exhibit 5 to the Buyer’s reasonable satisfaction, provided that if any such capital improvement is not so completed, the Buyer, as its sole remedy, shall be entitled to a credit to the Purchase Price payable at the such Closing in the amount assigned thereto in Exhibit 5.

11. Non-Member Managers. Certain of the Targets currently have a non-member manager, each of which is listed on Exhibit A as a Target or a Subsidiary. The parties agree that if the lender under the Debt Agreement for any such Target does not require a non-member manager, Exhibit A shall be amended to delete the reference thereto.

12. Exhibits. Exhibit A and Exhibit C attached to this Eighth Amendment shall amend and restate in their entirety Exhibit A and Exhibit C, respectively, attached to the Agreement.

13. Seller Disclosure Schedules. The disclosure schedule attached hereto shall be the Seller Disclosure Schedule, and shall supersede all previous versions of the Seller Disclosure Schedule.

14. Miscellaneous. Except as expressly amended hereby, the Purchase and Sale Agreement remains in full force and effect in accordance with its terms. To the extent applicable, the provision of Article XI of the Purchase and Sale Agreement are deemed incorporated into this Eighth Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.

SELLERS:
KAREP REIT I, INC., a Delaware corporation
By:	/s/ Albert Rabil, III
Name: Albert Rabil, III
Title: President
KAREP REAL ESTATE PARTNERS II (QP), L.P., a Delaware limited partnership
By:	Kayne Anderson Real Estate Advisors II, LLC, a Delaware limited liability company, its general partner
	By:	/s/ Albert Rabil, III
Name: Albert Rabil, III
Title: President
KAREP REAL ESTATE PARTNERS II, L.P., a Delaware limited partnership
By:	Kayne Anderson Real Estate Advisors II, LLC, a Delaware limited liability company, its General Partner
	By:	/s/ Albert Rabil, III
Name: Albert Rabil, III
Title: President
BUYER:
AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP LP, a Maryland limited partnership
By:	American Campus Communities Holdings LLC, a Maryland limited liability company, its general partner
	By:	/s/ Jonathan A. Graf
Name: Jonathan A. Graf
Title: Executive Vice President

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